EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-96957, 333-98319 and 333-103229 on Form S-8 of Plumas Bancorp of our report dated March 23, 2011, relating to our audit of the 2010 consolidated financial statements, included in this Annual Report on Form 10-K of Plumas Bancorp for the year ended December 31, 2012.

/s/ Perry-Smith LLP

Sacramento, California

March 22, 2013